UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-279544

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-273165

UNDER

THE SECURITIES ACT OF 1933

LAKESHORE BIOPHARMA CO., LTD.

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Building No. 2, 38 Yongda Road,

Daxing Biomedical Industry Park,

Daxing District, Beijing, PRC 102600

(Address of principal executive offices, including zip code)

LakeShore Biopharma Co., Ltd Amended 2024 Share Incentive Plan

LakeShore Biopharma Co., Ltd 2020 Share Incentive Plan

(Full title of the Plans)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, N.Y. 10168

+1 (800) 221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) relate to the following registration statements on Form S-8 (collectively, the “Registration Statements”) previously filed by LakeShore Biopharma Co., Ltd., a company established under the laws of the Cayman Islands (the “Company” or the “Registrant”), with the Securities and Exchange Commission (the “Commission”):

●	Registration Statement on Form S-8 (File No. 333-279544), filed with the Commission on May 20, 2024 and as amended by Post-Effective Amendment No. 1 to Registration Statement on Form S-8, filed with the Commission on March 14, 2025, registering, after giving effect to the Registrant’s 10-for-1 reverse stock split effected on October 1, 2024, an aggregate of 247,938 ordinary shares, par value US$0.0002 per share, of the Company, issuable under the Company’s 2024 Share Incentive Plan, (the “2024 Share Incentive Plan”).

●	Registration Statement on Form S-8 (File No. 333-273165), filed with the Commission on July 7, 2023, registering, after giving effect to the Registrant’s 10-for-1 reverse stock split effected on October 1, 2024, an aggregate of 665,658 ordinary shares, par value US$0.0002 per share, of the Company, issuable under the Company’s 2020 Share Incentive Plan (the “2020 Share Incentive Plan” and collectively with the 2024 Share Incentive Plan, the “Plans”).

These Post-Effective Amendments are being filed for the sole purpose of deregistering any unissued shares previously registered under the Registration Statements and issuable under the Plans.

On June 24, 2026, pursuant to the Agreement and Plan of Merger dated November 4, 2025, as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of April 29, 2026 (the “Merger Agreement”) by and among the Company, Oceanpine Skyline Inc. (“Parent”) and Oceanpine Merger Sub Inc., a wholly-owned subsidiary of Parent (“Merger Sub”), the Merger Sub merged with and into the Company, with the Company being the surviving company of the merger (the “Merger”) and becoming a wholly owned subsidiary of Parent. Upon completion of the Merger, the Company became a privately-held company.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to the Registration Statements. The Company hereby removes from registration, by means of these Post-Effective Amendments, any and all of the securities registered under the Registration Statements which remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China on June 24, 2026.

LakeShore Biopharma Co., Ltd.

By:	/s/ Rachel Yu
Name:	Rachel Yu
Title:	Director and Chief Financial Officer

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of LakeShore Biopharma Co., Ltd. has signed these Post-Effective Amendments to the Registration Statements in New York, New York on June 24, 2026.

Cogency Global Inc.
Authorized U.S. Representative

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice President

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